Exhibit 10.1

LICENSE AGREEMENT

THIS AGREEMENT, dated as of April 1, 2025, by and between OVATION LLC with offices at 500 S. Sepulveda Blvd., Suite 300, Los Angeles, CA 90049 (“Licensor”) and NEXTTRIP, INC. with offices at 3900 Paseo del Sol, Santa Fe, NM 8750 (“Licensee”), sets forth the material terms under which Licensee agrees to license from Licensor certain exhibition rights in and to the programs listed on Schedule 1 and Scheule 2, attached hereto and incorporated herein by this reference (the “Program(s)”) (each capitalized term as defined below) (the “Agreement”).

WHEREAS, Licensee desires to license the Rights Granted (as defined in Section 1 hereinbelow) in and to the Program(s);

WHEREAS, Licensor is willing to license such Rights Granted;

NOW, THEREFORE, in consideration of the mutual benefits conferred upon the parties and for other good and valuable consideration, the sufficiency of which is hereby mutually acknowledged, the parties agree as follows:

1. Grant of Rights.

a) Subject to the limitations set forth herein, Licensor grants to Licensee, throughout the Territory and during the Term, the right to exhibit, promote, market, advertise, publicize and/or otherwise exploit the Program(s), in the English language, on a non-exclusive basis in the media of (i) Free Ad-supported Streaming Television/FAST via a FAST channel that is at all times (a) owned and operated by Licensee and (b) branded “Journy” (the “Journy Channel”) and (ii) Video On Demand/VOD via the Journy Channel ( the “Rights Granted”). As used herein, “Free Ad-Supported Streaming Television/FAST” means the form of television in which programming is available to viewers over the internet in a preprogrammed, linear format, without requiring a subscription, and which includes ads that cannot be skipped or fast-forwarded. As used herein, “Video On Demand/VOD” means the form video on demand in which programming is available to viewers over the internet, where the commencement time for the transmission of such programming is at the viewer’s discretion, without requiring a subscription, and which includes ads that cannot be skipped or fast-forwarded.

(b) Subject to applicable law and/or any restrictions provided by Licensor to Licensee in writing, Licensee shall have the right to advertise and promote the availability of the Program(s) on the Journy Channel within the Territory during the Term. Licensee’s rights under this section shall include using clips from the Program(s) (or episode thereof if such Program is a series), not to exceed 2 minutes in duration each and four (4) minutes in duration in the aggregate, in the creation of promotional pieces for the promotion of such Program(s)’ availability on the Journy Channel.

(c) Notwithstanding anything to the contrary contained herein, the Rights Granted with respect to the Schedule 2 Program(s) are hereby licensed on a Quitclaim basis. As used herein, “Quitclaim” means that Licensor makes no representation or warranty of any kind, whether express or implied, with respect to the underlying rights of the Schedule 2 Programs. Licensee accepts the Schedule 2 Program(s) “as is” and assumes any risks associated with the underlying rights related thereto, whether now known or later discovered.

2. License Fee. As full and complete consideration for all Rights Granted hereunder, Licensee shall pay Licensor the non-refundable license fee of Three Hundred Thirty Six Thousand Eight Hundred One Dollars ($336,801.00) (“License Fee”) in accordance with the payment schedule set forth on Schedule 4, attached hereto and incorporated herein by this reference (the “Payment Schedule”).

3. Territory. “Territory” shall mean the United States and any additional territory as set forth in Column 3 of Schedule 1 and Schedule 2.

4. Availability Date; Term. The “Term” for each Program shall commence on the effective date as set forth in Column 1 of Schedule 1 or Schedule 2, as applicable, and shall expire on the date set forth in Column 2 of Schedule 1 or Schedule 2, as applicable, for such Program.

5. Editing. Licensee may make only necessary edits to insert commercial advertisements or to comply with legal or regulatory standards and practices, provided that such edits do not materially alter the substance or integrity of the Program. Furthermore, such editing is subject to, and Licensee agrees it shall abide by, applicable law and any and all additional restrictions upon editing contained in agreements or relevant provisions of applicable guild agreements and other third-party agreements of which Licensee is made aware. Under no circumstances shall Licensee (i) reposition, delete or alter in any manner credits, billings, copyright notices or other material provided by Licensor (including overlaying, superimposing or dubbing visual and/or audio material), all of which must be exhibited exactly as delivered by Licensor, or (ii) insert product placements within the Programs themselves.

6. Other Rights/Holdbacks. Licensor shall not license any unaffiliated third party the right to exhibit the Schedule 1 Programs other than the Licensee, as reflected herein. Licensor reserves its rights in and to the Program(s) other than the Rights Granted to Licensee; provided, however that Licensor agrees not to use the Schedule 1 Programs on its owned or operated streaming platforms with the exception of the Programs listed on Schedule 3 (and in such instance, will not use such Programs on its FAST platforms.)

7. Representations. Licensor represents and warrants that: (i) it is duly organized, validly existing and in good standing in the jurisdiction of its organization, (ii) it has the requisite power and authority to enter into and perform its obligations under this Agreement, and (iii) this Agreement is a valid and binding obligation of Licensor, and (iv) to the best of its knowledge, except for the Schedule 2 Programs, the non-dramatic performing rights in the musical compositions contained in the Program(s) are either (x) controlled by or licensed to Licensor to the extent necessary to permit Licensee’s exhibition of the Program(s), (y) in the public domain, or (z) controlled by a performing rights society having jurisdiction in the Territory; provided, however, the Licensee is responsible for clearing the third party public performance and communication to the public rights in the musical compositions and sound recordings contained in the Program(s).. Licensee represents and warrants that (i) it is duly organized, validly existing and in good standing in the jurisdiction of its organization, (ii) it has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, (iii) it shall perform its obligations hereunder in compliance with applicable laws, rules and regulations (including U.S. embargoes and export control regulations), including, without limitation, obtaining and maintaining throughout the Term all necessary authorizations, approvals and consents to enter into this Agreement and perform such obligations, (iv) this Agreement is a valid and binding obligation of Licensee; and (v) it has, or shall have, all necessary rights to any equipment or technology used to provide the delivery, transmission, retransmission, compression and encryption services necessary to exercise its rights and perform its obligations hereunder, and its provision of such services shall not violate the rights of any third party.

8. Indemnification. Each party assumes liability for and shall indemnify, defend and hold harmless the other party, its parent company, partners, subsidiaries, successors, and affiliated companies, and the officers, directors, agents, and employees of all of the foregoing (“Indemnified Parties”), from and against any demands, losses, penalties, claims, damages, liabilities, cost, and expenses (including, but not limited to, reasonable legal fees and expenses) (collectively “Claims”) of whatever kind and nature imposed on, incurred by or asserted against any of the Indemnified Parties, relating in any way to any breach of any warranty, or representation, of covenant made or obligation assumed by the respective party herein. Each party agrees to notify the other in writing of any Claim promptly upon learning of the existence thereof. The notified party shall promptly undertake the defense of such Claim and shall, upon request by the indemnitee, allow the indemnitee to participate in the defense thereof.

9. Confidentiality; Press Releases. Except to the extent disclosure is required by law, administrative or court order or must be made to attorneys, accountants, auditors, employees, officers and directors of either Licensor or Licensee, neither Licensor nor Licensee (or their respective permitted parties) shall disclose the terms of this Agreement to any third party. Both parties agree that no press release of any kind in connection to this Agreement shall be made without the express prior written consent of the other party.

10. Other Terms.

(a) Notices. Any notice, payment, demand or communication required or permitted to be given by the provisions of this Agreement shall be deemed to be sufficiently given or served for all purposes if delivered personally to the party or to an officer of the party to whom the same is directed, or if sent by registered or certified mail, postage and charges prepaid, to the address of the party as shown below, or to such other address as shall be furnished in writing by one party to the other. Any such notice shall be deemed to be transmitted as of the date so delivered, if delivered personally, or shall be effective five (5) days after the same was deposited with adequate postage in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as aforesaid, except where actual receipt is required by an express provision hereof, to Licensor and Licensee, addressed as follows:

Ovation LLC:

500 S. Sepulveda Blvd

Los Angeles, CA 90049

Attn: Business Affairs

NextTrip, Inc.

1560 Sawgrass Corporate Parkway, Ste. 130

Sunrise, Florida 33323

Attn: Legal

(b) Relationship. Nothing contained in this Agreement shall be construed to make Licensor or Licensee partners, joint venturers or agents of one another, or give Licensor any interest whatsoever in any of the results or proceeds derived from the exercise of the Rights Granted or agreed to be granted under this Agreement.

(c) Limitation of Liability. Except for a breach of the indemnification obligations in Section 8, neither Licensor nor Licensee shall, for any reason or under any legal theory, be liable to the other for any special, indirect, incidental, punitive or consequential damages or for loss of profits, revenues, data or services, regardless of whether such damages or loss was foreseeable and regardless of whether it was informed or had direct or imputed knowledge of the possibility of such damages or loss in advance. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, LICENSOR MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, NON-INFRINGMENT, OR ACCURACY AND SHALL HAVE NO LIABILITY WHATSOEVER WITH RESPECT TO THE SCHEDULE 2 PROGRAMS.

(d) Choice of law: Dispute Resolution. This Agreement will be construed in all respects in accordance with the laws of the State of New York applicable to agreements entered into and to be wholly performed therein. This Agreement is binding on the parties’ respective transferees and successors. Any dispute arising under this Agreement (“Dispute”) which cannot be resolved informally will be submitted to final and binding arbitration in the borough of Manhattan, New York, New York pursuant to the rules of the American Arbitration Association. Any dispute or portion thereof that may not be arbitrated pursuant to applicable law may only be heard in a court of competent jurisdiction in the borough of Manhattan, New York, New York.

(e) Waivers: Cumulative Remedies. Any waiver of any provision must be in writing and signed by the duly authorized representative(s) of the party whose rights are being waived. No waiver of any breach shall be or be deemed to be a waiver of any preceding or subsequent breach of the same or any other provision. Failure of Licensor or Licensee to enforce or seek enforcement of this Agreement’s terms following any breach shall not be construed as a waiver of such breach. All remedies, whether at law, in equity or under this Agreement are cumulative. Each party acknowledges that it is not entering into this Agreement in reliance upon any term, condition, representation or warranty not stated herein.

(f) Notice of Default. Notwithstanding any other provision hereof, if either party is in default hereunder, the non-defaulting party agrees to give such defaulting party written notice of said default in the manner provided for in Section 10(a). The defaulting party shall have fifteen (15) days after transmission of such notice of default in which to cure such default, except for Licensee’s failure to timely pay any portion of the License Fee due hereunder. In each such case, Licensee shall have five (5) business days after receipt of notice of default in which to cure such default. If such default is not cured within such time provided, the non-defaulting party shall have all remedies allowed under this Agreement.

(g) Withdrawal. Licensor may, in its sole discretion, withdraw any Program from license hereunder at any time by sending seven (7) day prior written notice to Licensee (in which event, Licensee shall cease any pending exhibitions of such withdrawn Program(s) as soon thereafter as is reasonably practicable) if Licensor determines that the exhibition thereof would or might (i) infringe upon the rights of others, including, without limitation, violating the terms of a previously-existing license agreement involving such Program, (ii) violate any law, court order, government regulation or other ruling of any governmental agency, or (iii) subject Licensor to any legal liability. Any notice sent by Licensor hereunder shall state in reasonable detail the basis for such withdrawal.

(h) Termination. This Agreement may be terminated by either party as applicable if the other party shall be in material default hereunder and shall have failed to cure such default as provided for herein. Without limiting any of Licensor’s remedies hereunder, in the event this Agreement is terminated for an uncured Licensee default (including without limitation for non-payment of any portion of the License Fee), Licensee shall remain fully liable for all unpaid and/or outstanding License Fee amounts due and owing as of the date of termination, notwithstanding any such termination.

(i) Survival. Any provisions which by their nature should survive shall survive termination or expiration of this Agreement. The representations, warranties, and indemnities contained herein shall continue throughout the Term. The indemnities shall survive termination of this Agreement, regardless of the reason for such termination.

(j) Assignment: Binding Effect. Neither this Agreement nor either party’s rights or obligations shall be assigned or transferred by either party without the other’s prior written consent; provided, however, no consent is necessary for an assignment to a successor entity resulting from a merger, acquisition, or consolidation by or of either party or the sale of substantially all of the assets of a party or assignment only to an entity under common control, controlled by or in control of either party, and further provided that such successor assumes all rights and obligations of this Agreement in writing. Any assignment or transfer not specifically permitted herein shall be null and void. This Agreement is binding on the parties’ respective transferees and successors. This should also allow assignment to affiliates – pls check and make sure it’s consistent with asset purchase agreement

(k) Severability. The invalidity of any provision shall not affect the validity of any other provision. If any provision is determined to be invalid or otherwise illegal, this Agreement shall remain effective and shall be construed in accordance with its terms as if the invalid or illegal provision were not contained herein; provided, however, that both parties shall negotiate in good faith with respect to an equitable modification of the provision held to be invalid or unenforceable, and provisions logically related to it.

(l) General. Licensor and Licensee each acknowledge that this Agreement was fully negotiated by the parties. Therefore, no provision shall be interpreted against any party because such party or its legal representative drafted such provision. The provisions of this Agreement are for the exclusive benefit of the parties and their permitted assigns. No third party shall be a beneficiary of, or have any rights by virtue of, this Agreement. Section titles and headings are for convenience only and shall not in any way affect the interpretation of this Agreement. Notwithstanding anything in this Agreement to the contrary, the parties expressly understand and agree that each and every representation, warranty, covenant, undertaking, and agreement was not made or intended to be made as a personal representation, undertaking, warranty, covenant, or agreement on the part of any individual. Any recourse, whether in common law, in equity, by statute or otherwise, against any individual is hereby forever waived and released.

m) Entire Agreement; Counterparts: Amendments. This Agreement, including any Schedules and Exhibits (which are by this reference incorporated in their entirety), contains the parties’ entire understanding and supersedes all contemporaneous and prior understandings, whether written or oral, relating to the subject matter hereof. This Agreement may be signed in counterparts, each of which shall be deemed an original, but all of which together shall constitute the Agreement. This Agreement may not be modified except in an instrument in writing executed by the duly authorized representatives of both parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

ACCEPTED AND AGREED:

LICENSOR:			LICENSEE:

OVATION LLC			NEXTTRIP INC.

By:	/s/ Charles Segars	By:	/s/ William Kerby

Charles Segars, CEO			William Kerby, CEO

Schedule 1

(Programs)

Schedule 2

(Quitclaim Programs)

Schedule 3

(Reserved Program Usage Rights For Streaming Platforms)

Schedule 4

(Payment Schedule)

Payment Date	Total
April 30, 2025	$47,709
July 31, 2025	$59,709
October 31, 2025	$47,709
January 31, 2026	$22,709
April 30, 2026	$22,709
July 31, 2026	$22,709
October 31, 2026	$22,709
January 31, 2027	$22,709
April 30, 2027	$22,709
July 31, 2027	$22,709
October 31, 2027	$22,709
Total	$336,801